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Exhibit 21.1

        List of Subsidiaries of Aridis Pharmaceuticals, Inc.:

Name	Jurisdiction of Incorporation/Formation
Aridis Biopharmaceuticals LLC	Delaware
Aridis Pharmaceuticals C.V.	Netherlands
Shenzhen Arimab BioPharmaceuticals Co., Ltd.	People's Republic of China

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  Exhibit 21.1